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                                 EXHIBIT (a)(5)

                    Form of Letter to Brokers, Dealers, etc.
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                            NATCITY INVESTMENTS, INC.
                          Corporate Finance Department
                            251 North Illinois Street
                             Indianapolis, IN 46204
                                 (800) 382-1126



                                November 3, 1997



To Brokers, Dealers, Commercial
Banks, Trust Companies and
Other Nominees:


                             ESCALADE, INCORPORATED

                           OFFER TO PURCHASE FOR CASH
                   UP TO 1,000,000 SHARES OF ITS COMMON STOCK


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          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
            AT 5:00 P.M., EASTERN TIME, ON FRIDAY, DECEMBER 5, 1997,
                          UNLESS THE OFFER IS EXTENDED.

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     In our capacity as Dealer Manager (the "Dealer Manager"), we are enclosing the material listed below relating to the offer of Escalade, Incorporated, an Indiana corporation (the "Company"), to purchase up to 1,000,000 shares of its Common Stock, no par value (the "Shares"), at prices not less than $11.00 nor more than $14.00 per Share, net to the seller in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 3, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single price (not less than $11.00 nor more than $14.00 per Share) that it will pay for Shares validly tendered pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price that will enable it to purchase up to 1,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not less than $11.00 nor more than $14.00 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described in the Offer to Purchase.

     The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration and conditional tenders will be returned.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. The Offer is, however, subject to other conditions. See Section 7 of the Offer to Purchase.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible.



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Brokers, Dealers, Commercial
Banks, Trust Companies and
Other Nominees
Page 2


     For your information and for forwarding to your clients, we are enclosing the following documents:

1.   The Offer to Purchase, dated November 3, 1997.

2. The Letter of Transmittal for your use and for the information of your clients, including Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

3. A letter to stockholders of the Company from the Chairman and Chief Executive Officer of the Company.

4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase).

5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such a client's instructions with regard to the Offer.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, DECEMBER 5, 1997, UNLESS THE OFFER IS EXTENDED.

     As described in the Offer to Purchase, if more than 1,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, the Company will purchase Shares in the following order of priority: (a) all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by any stockholder (an "Odd Lot Owner") who owned beneficially an aggregate of fewer than 100 Shares as of the close of business on October 31, 1997, and who validly tenders all of such Shares (partial and conditional tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery or; (b) after purchase of all the foregoing Shares, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, all other Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares); and (c) if necessary, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, selected by random lot in accordance with
Section 6.

     NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. SEE SECTION 9 FOR INFORMATION REGARDING THE INTENTION OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WITH RESPECT TO TENDERING SHARES PURSUANT TO THE OFFER.

     Any questions, requests for assistance or requests for additional copies of the enclosed materials may be directed to the Dealer Manager at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                                     Very truly yours,

                                                     NATCITY INVESTMENTS, INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGER OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.